As filed with the Securities and Exchange Commission on May 9, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Itron, Inc.
(Exact name of Registrant as specified in its charter)

Washington	91-1011792
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
2111 N. Molter Road
Liberty Lake, Washington 99019
(Address of principal executive offices, including zip code)

ITRON, INC. THIRD AMENDED AND RESTATED
2010 STOCK INCENTIVE PLAN
(Full title of the plan)
Joan S. Hooper
Senior Vice President and Chief Financial Officer
Itron, Inc.
2111 N. Molter Road
Liberty Lake, Washington 99019
(509) 924-9900
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (“Registration Statement”) is filed by Itron, Inc., a Washington corporation (“Itron” or the “Registrant”), to register an additional 3,000,000 shares of Registrant’s Common Stock reserved for issuance pursuant to future awards that may be granted under the Itron, Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan,” and such shares, the “New Shares”) pursuant to an amendment to the 2010 Plan that was approved by shareholders on May 9, 2024 (the “Effective Date”).

Upon initial shareholder approval of the 2010 Plan on May 4, 2010, the 2010 Plan replaced the Registrant’s Amended and Restated 2000 Stock Incentive Plan (the “2000 Plan”) and no additional awards could be made under the 2000 Plan. The 2010 Plan authorizes the issuance of New Shares, in addition to shares of Common Stock subject to awards under the 2000 Plan that are forfeited, expire or are otherwise cancelled or settled in cash after the initial adoption of the 2010 Plan, which number of shares equals 634,000 shares of Common Stock (the “2000 Carryover Shares”).

In connection with the 2000 Plan, Itron has previously filed with the Securities and Exchange Commission (the “Commission”) a Form S-8 Registration Statement, No. 333-40356, on June 28, 2000; a Form S-8 Registration Statement, No. 333-97571, on August 2, 2002; a Form S-8 Registration Statement, No. 333-115987, on May 28, 2004; a Form S-8 Registration Statement, No. 333-125461, on June 3, 2005; a Form S-8 Registration Statement, No. 333-134749, on June 6, 2006; a Form S-8 Registration Statement, No. 333-143048, on May 17, 2007; and in connection with the 2010 Plan, a Form S-8 Registration Statement, No. 333-166601, on May 6, 2010; a Form S-8 Registration Statement, No. 333-193970, on February 14, 2014; a Form S-8 Registration Statement, No. 333-195633, on May 1, 2014; a Form S-8 Registration Statement, No. 333-218086, on May 18, 2017; and a Form S-8 Registration Statement, No. 333-226020, on June 29, 2018 (collectively, the “Prior Registration Statements”);

Concurrently with the filing of this Registration Statement, the Registrant is filing a Post-Effective Amendment to the Prior Registration Statements to reallocate the 2000 Carryover Shares to the 2010 Plan for issuance under the 2010 Plan after the Effective Date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent and delivered to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 26, 2024;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 2, 2024;

•
The Registrant’s Current Reports on Form 8-K filed on March 5, 2024 and May 9, 2024, provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement; and

•	The description of the Registrant’s Common Stock as set forth as Exhibit 4.12 in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 27, 2023.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof (other than those Current Reports on Form 8-K which “furnish” information pursuant to Item 2.02 or Item 7.01 of such report and exhibits furnished in connection therewith), and prior to the filing of a post-effective amendment, which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Itron, Inc.
2111 N. Molter Road
Liberty Lake, Washington 99019
Attention: Investor Relations
(509) 924-9900

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Under the Washington Business Corporation Act, a corporation may indemnify directors against reasonable expenses for liability incurred in the defense of any proceeding to which such individuals were a party because of their position with the corporation. The director must have acted in good faith and reasonably believed that the conduct in the individual’s official capacity was in the best interests of the corporation and in all other cases that the conduct at least was not opposed to the corporation’s best interests. Indemnity is available for criminal proceedings if the individual had no reasonable cause to believe the conduct was unlawful. The Washington Business Corporation Act prohibits indemnification, however, in connection with any proceeding by or in the right of the corporation in which the individual is adjudged liable to the corporation or in connection with any other proceeding in which the individual was charged with and found liable for receiving an improper personal benefit. Washington law also provides for discretionary indemnification of officers. Under no circumstances, however, may any director or officer be indemnified for:

•	acts or omissions finally adjudged to be intentional misconduct or a knowing violation of the law;

•	conduct of a director or officer finally adjudged to be an unlawful distribution; or

•	any transaction with respect to which it was finally adjudged that the director or officer personally received a benefit in money, property, or services to which the director or officer was not legally entitled.

Section 9 of Itron’s amended and restated bylaws provide this indemnification to directors and officers to the full extent of the law. This right to indemnification includes the right to advancement of expenses upon an undertaking by the director or officer to repay the expenses if it is later determined that such indemnitee was not entitled to indemnification. Under Itron’s amended and restated bylaws, this right to indemnification is a contract right. Itron’s amended and restated bylaws provide that it may maintain insurance to protect any director or officer against any loss, liability or expense whether or not Itron would have the power to indemnify such person against such loss, liability or expense under the Washington Business Corporation Act.

Itron’s amended and restated bylaws also authorize Itron to enter into contracts with any director or officer in furtherance of the provisions of the restated bylaws regarding indemnification and to create a trust fund, grant a security interest or use other means to ensure the payment of amounts necessary to effect this indemnification.

Unless limited by the corporation’s articles of incorporation, Washington law requires indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing with or before notice of the next shareholders’ meeting. Article 9 of Itron’s amended and restated articles of incorporation provides that a director will not be liable to Itron or its shareholders for monetary damages for conduct as a director to the full extent of Washington law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Itron, Inc. Third Amended and Restated 2010 Stock Incentive Plan (incorporated by reference to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 19, 2024).

4.2
Amended and Restated Articles of Incorporation of Itron, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the Commission on March 27, 2023)

4.3
Amended and Restated Bylaws of Itron, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Commission on February 28, 2022)

5.1	Opinion of Perkins Coie LP regarding legality of the Common Stock being registered (filed herewith)

23.1	Consent of Deloitte & Touche LLP (filed herewith)

23.2	Consent of Perkins Coie LLP (included in Opinion of Perkins Coie LP filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

107.1	Filing Fee Table (filed herewith)

Item 9. Undertakings.

A.	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference herein.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Liberty Lake, State of Washington, on the 9th day of May, 2024.

ITRON, INC.

/s/ JOAN S. HOOPER
Joan S. Hooper Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose individual signature appears below hereby authorizes Thomas L. Deitrich and Joan S. Hooper, or either of them, as attorneys-in-fact, with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to the Registration Statement, including any and all post-effective amendments.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 9th day of May, 2024.

Signature	Title

/s/ THOMAS L. DEITRICH Thomas L. Deitrich	President and Chief Executive Officer, Director (Principal Executive Officer)

/s/ JOAN S. HOOPER Joan S. Hooper	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/S/ DIANA D. TREMBLAY Diana D. Tremblay	Chair of the Board, Director

/s/ MARY C. HEMMINGSEN Mary C. Hemmingsen	Director

/s/ FRANK M. JAEHNERT Frank M. Jaehnert	Director

/s/ JEROME J. LANDE Jerome J. Lande	Director

/s/ TIMOTHY M. LEYDEN Timothy M. Leyden	Director

/s/ SANJAY MIRCHANDANI Sanjay Mirchandani	Director

/s/ SANTIAGO PEREZ Santiago Perez	Director

/s/ LYNDA L. ZIEGLER Lynda L. Ziegler	Director